Exhibit (k)(2)
EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT
This Agreement (“Agreement”) is made as of November 7, 2012 by and between OFS CAPITAL CORPORATION, a Delaware corporation (“Licensee”) and ORCHARD FIRST SOURCE ASSET MANAGEMENT, LLC, a Delaware limited liability company (“Licensor”).
W I T N E S S E T H:
WHEREAS, Licensee is a closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended;
WHEREAS, Licensor and its affiliates provide investment management, investment consultation and investment advisory services;
WHEREAS, Licensor and its affiliates, including OFS Capital Management, LLC, a Delaware limited liability company (“Advisor”), have used the mark “OFS” (the “Licensed Mark”) in the United States of America (the “Territory”) in connection with the investment management, investment consultation and investment advisory services they provide;
WHEREAS, concurrently with the entry into this Agreement, Licensee is entering into an investment advisory agreement with Advisor, pursuant to which Licensee shall engage Advisor to act as the investment advisor to Licensee;
WHEREAS, it is intended that Advisor be a third party beneficiary of this Agreement;
and
WHEREAS, Licensee desires to use the Licensed Mark as part of its corporate name and in connection with the operation of its business, and Licensor is willing to grant Licensee a license to use the Licensed Mark, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Licensor hereby agree as follows:
1.License Grant; Compliance.
(a)License.
(i)Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, non- exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively as a component of Licensee’s own corporate name and in connection with operating and marketing the investment management, investment consultation and investment advisory services that Advisor may provide to Licensee. During the term of this Agreement, Licensee shall use the Licensed Mark only to the extent permitted under this License and, except as provided above, neither Licensee nor any of its affiliates, owners, directors, officers, employees or agents shall otherwise use the Licensed Mark or any derivative thereof in the Territory without the prior express written consent of Licensor, in its sole and absolute discretion, and shall not use the Licensed Mark for any purpose outside the Territory. All rights not expressly granted to Licensee hereunder shall remain the exclusive property of Licensor.
(ii)Nothing in this Agreement shall preclude Licensor or any of its successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with Licensee’s business in any manner.
(b)Independent Contractor. Neither party shall have, or shall represent that it has, any authority to act for or represent the other party in any way, or otherwise be deemed an agent of the Company.
(c)Quality Control. In order to preserve the inherent value of the Licensed Mark, Licensee agrees to use reasonable efforts to ensure that it maintains the quality of Licensee’s business and the operation thereof equal to the standards prevailing in the operation of Licensee’s business as of the date of this Agreement. Licensee further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to Licensee from time to time in writing, or as may be agreed to by Licensor and Licensee from time to time in writing.
(d)Compliance With Laws. Licensee agrees that the business operated by it in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, marketing and promotion of the business.
(e)Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with Licensor’s rights in the Licensed Mark or the rights granted to Licensee under this Agreement, (ii) any infringements or misuse of the Licensed Mark in the Territory by any third party (“Third Party Infringement”), or (iii) any claim that Licensee’s use of the Licensed Mark infringes the intellectual property rights of any third party in the Territory (“Third Party Claim”). Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle, in its sole discretion, all actions, proceedings and claims involving any Third Party Infringement or Third Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the Licensed Mark. Licensee shall cooperate with Licensor in the prosecution, defense or settlement of such actions, proceedings or claims.
2.Representations and Warranties.
Each party hereby represents and warrants to the other party as follows:
(a)Such party is a corporation or limited liability company, as the case may be, duly incorporated or organized, validly existing and in good standing as of the date hereof, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)This Agreement has been duly executed and delivered by such party and, upon due authorization, execution and delivery of this Agreement by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.
(c)Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or bylaws or similar organizational documents of such party; (ii) conflict with or violate any governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.
3.Effectiveness, Duration and Termination.
(a)This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect until the Advisor or one of its affiliates ceases to serve as investment advisor to Licensee.
(b)This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by either party. This Agreement may be terminated at any time, upon written notice, by Licensor in the event that (a) Licensor or Licensee receives notice of any Third Party Claim arising out of Licensee’s use of the Licensed Mark or
(b) Licensee assigns or attempts to assign or sublicense this Agreement or any of Licensee’s rights or duties hereunder without the prior written consent of Licensor.
(c)Upon termination or expiration of this Agreement, all rights granted to Licensee under this Agreement with respect to the Licensed Mark shall cease, and Licensee shall immediately delete the term “OFS” from its corporate name and shall discontinue all other use of the Licensed Mark. For two years following termination or expiration of this Agreement, Licensee shall specify on all public-facing materials in a form, placement and size reasonably agreed upon by Licensor and Licensee, that Licensee is no longer operating under the Licensed Mark and is no longer associated with Licensor, or such other notice as may be deemed necessary by Licensor in its sole discretion in its prosecution, defense, and/or settlement of any Third Party Claim.
4.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Licensee shall not sublicense, assign, pledge, grant or otherwise encumber or transfer to any third party all or any part of its rights or duties under this Agreement, in whole or in part, without the prior written consent from Licensor. Any purported transfer without such consent shall be void ab initio. No assignment by Licensee permitted hereunder shall relieve Licensee of its obligations under this Agreement. Any assignment by Licensee in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes Licensee’s rights and obligations hereunder.

5.Third Party Beneficiaries. The parties agree that Advisor shall be a third party beneficiary of this Agreement, and shall have the obligations, rights and protections provided to Licensee under this Agreement. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties and the Advisor any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties.
7.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY. The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.
8.No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties.
9.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
10.Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

12.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at their respective principal executive office addresses.
13.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.
14.Certain Matters of Construction.
(a)The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.
(b)Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.
(c)The word “including” shall mean including without limitation. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ORCHARD FIRST SOURCE ASSET MANAGEMENT, LLC

By:	/s/ Kathi J. Inorio
Name: Kathi J. Inorio
Title: Secretary

OFS CAPITAL CORPORATION

By:	Robert S. Palmer
Name: Robert S. Palmer
Title: Chief Financial Officer

Acknowledged and agreed to as of the date first written above.

OFS CAPITAL MANAGEMENT, LLC

By:	Orchard First Source Asset Management, LLC, its Manager

By:	/s/ Kathi J. Inorio
Name: Kathi J. Inorio
Title: Secretary

[Signature Page to Trademark License Agreement]